UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Nepstar Chain Drugstore Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25F, Neptunus Yinhe Keji Building

No.1, Kejizhong 3rd Road

Nanshan District, Shenzhen

Guangdong Province 518057

People’s Republic of China

(Address of Principal Executive Office)

China Nepstar Chain Drugstore Ltd. Amended and Restated Pre-IPO Share Option Scheme

China Nepstar Chain Drugstore Ltd. 2007 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

1 (212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

China Nepstar Chain Drugstore Ltd. (“Nepstar” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to deregister all unissued securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2007, File No. 333-147702 (the “Registration Statement”), with respect to the ordinary shares of the Registrant, par value US$0.0001 per share (the “Shares”), thereby registered for offer or sale pursuant to Nepstar’s Amended and Restated Per-IPO Share Option Scheme and 2007 Share Incentive Plan (collectively, the “Plans”). A total of 17,354,000 Shares were initially registered for issuance under the Registration Statement.

On March 16, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with China Neptunus Drugstore Holding Ltd. (“Parent”) and Neptunus Global Limited (“Merger Sub”), a wholly-owned subsidiary of Parent. On July 29, 2016, at an extraordinary general meeting, the shareholders of the Registrant voted in favor of, among others, the proposal to authorize and approve the Merger Agreement, the plan of merger substantially in the form attached as Appendix I to the Merger Agreement and any and all transactions contemplated thereby, including the Merger (as defined below). The Registrant and Merger Sub filed a plan of merger with the Registrar of Companies of the Cayman Islands on August 3, 2016, which became effective as of August 3, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on August 3, 2016.

China Nepstar Chain Drugstore Ltd.

By:	/s/ Simin Zhang
Name:	Simin Zhang
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ Simin Zhang	August 3, 2016
Name: Simin Zhang Title: Director

/s/ Zixin Shao	August 3, 2016
Name: Zixin Shao Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the Registration Statement in Newark, Delaware on August 3, 2016.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director